Exhibit 10.35

DTS, Inc.

AMENDED AND RESTATED
EXECUTIVE INCENTIVE COMPENSATION PROGRAM SUMMARY

For the Fiscal Year Ending December 31, 2015

PROGRAM PROVISIONS

I.	PURPOSE

The purpose of the DTS, Inc. (the “Company”) 2015 Executive Incentive Compensation Program (the “Program”) is to motivate our executive officers to drive the execution of the company’s strategic plan through the delivery of overall financial results and the execution of specific initiatives critical to the business.

II.	PLAN YEAR

The Program Year begins on January 1, 2015 and ends on December 31, 2015. The Compensation Committee of the Company’s Board of Directors (the “Committee”) adopted this Amended and Restated plan in October 2015 following the acquisition of iBiquity Digital Corporation (“iBiquity”). This Program is adopted as a Cash-Based Award under the Company’s 2012 Equity Incentive Plan.

III.	PARTICIPANTS

The Company’s executive officers are eligible to participate in the Plan, as determined by the Compensation Committee. Participation by an employee for the fiscal year ending December 31, 2015 does not mean that such employee will necessarily participate in future years, nor does it mean an Incentive Compensation Program will be authorized in future years. The Company also retains the right to remove a participant or discontinue the entire Program at its discretion, provided, however, that a participant’s bonus for the fiscal year ending December 31, 2015 shall be treated as specified below.

Funding for the Program is contingent upon the achievement of one or more pre-established Company financial and strategic performance measures. Based on performance, a maximum bonus award is calculated for each executive. The Committee may then exercise its discretion to adjust actual bonus awards based on discretionary factors such as the performance of each executive’s functional or territory divisions (if applicable), and the executive’s individual performance.

IV.	PROGRAM STRUCTURE

In order to motivate executives to drive the execution of the company’s strategic plan while achieving specific annual organizational and financial results, the Committee has a “pay for performance” philosophy and uses performance-based compensation to reward individual performance and the accomplishment of corporate goals. Corporate goals are generally structured to challenge and motivate executives, so that reasonable “stretch” performances would yield a payout at or about 100% of target.

The pay for performance short-term incentive program is structured into two components: 1) consummation and successful integration of iBiquity, 2) key strategic initiatives and financial targets. The purpose of having the two components is to ensure a balance and focus on the attainment of specific integration metrics as well as the execution of strategic and financial goals. Incentive targets and payouts are expressed as a percentage of base salary.

Under the Program, 60% of the target opportunity is based on the achievement of integration goals and the other 40% is based on achieving financial targets and key strategic objectives. These performance goals are reviewed and approved by the Committee.

Lastly, following the funding of the Program based on the achievement of the integration goals as well as financial targets and key strategic objectives, an individual performance multiplier rating will be applied to recognize the specific performance for each executive. The performance ratings will range from 0 to 1.5.

The formula is outlined below:

V.	PERFORMANCE TARGETS

Integration Goals = weighted 60% of target executive bonus pool
Strategic and Financial Performance = weighted 40% of target executive bonus pool

Integration Goals

The Company integration goal formula measures the achievement and quality completion of initiatives tied to the successful integration of iBiquity. The funding will range between 0 and 100%.

Strategic and Financial Performance

Goal #1 measures non-GAAP revenue and operating income independently and they are weighted equally. Performance between these metrics shall be interpolated to derive an appropriate funding factor.
Goals #2-5 measure accomplishments tied to initiatives critical to the future success of our business. The performance funding will range between 0% and 100%.

VI.	INTERPRETATION OF THIS PROGRAM, FUNDING & PAYMENT

Interpretation and/or application of this Program shall be made by the Committee after consultation with the Chief Executive Officer of the Company and such decisions shall be final and binding.

In order to receive an incentive payout under this Program, the participant must work through the end of the Program Year and be employed on the day the bonus is paid. Should the participant leave due to retirement after the Program Year but before the bonus is paid, the participant will remain eligible for the payout. Accordingly, except in the case of retirement, if a participant leaves any time during the Program Year and prior to the bonus payout, he/she shall receive no bonus payment.

VII.      “AT WILL” EMPLOYMENT RELATIONSHIP

This Program is not intended to create, and should not be construed as creating, any kind of contract of employment between the Company and the participant.  In the absence of a written agreement to the contrary, the participant’s employment with the Company at all times will remain at will.

This means that the participant is free to terminate his/her service with the Company at any time without cause and without written notice and, similarly, the Company is free to terminate the participant’s service at any time without cause and without written notice.

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